EXHIBIT 15.


Southwestern Public Service Company:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Southwestern Public Service Company and subsidiaries for the periods ended February 28, 1995 and 1994, as indicated in our report dated April 10, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended February 28, 1995, is incorporated by reference in Amendment No. 1 to Registration Statement No. 33-53171 on Form S-3 and Registration Statement Nos. 33-27452 and 33-57869 on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP

April 10, 1995
Dallas, Texas